Exhibit 23.1

CONSENT OF MOHLER, NIXON & WILLIAMS ACCOUNTANCY CORPORATION, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-19351) of Plantronics, Inc. of our report dated August 30, 2005, with respect to the statement of net assets available for benefits of the Plantronics, Inc. 401 (k) Plan as of April 2, 2005 and April 3, 2004, the related statements of changes in net assets available for benefits for the fiscal years then ended, and the related supplemental Schedule H, line 4i-schedule of assets (held at the end of year) as of April 2, 2005, which report appears in the April 2, 2005 annual report on Form 11-K of Plantronics. Inc. 401(k) Plan.

/s/ Mohler, Nixon & Williams
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
September 28, 2005